Exhibit 10.8

FIRST AMENDMENT

OF

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Amended and Restated Generally Effective as of January 1, 2008)

WHEREAS, the Federal Home Loan Bank of Indianapolis (the “Bank”) maintains the Federal Home Loan Bank of Indianapolis 2005 Supplemental Executive Retirement Plan (Amended and Restated Generally Effective as of January 1, 2008) (the “2005 SERP”); and

WHEREAS, pursuant to Article VIII of the 2005 SERP, the Bank has reserved the right to amend the 2005 SERP by action of its Board of Directors; and

WHEREAS, the Bank has determined that the 2005 SERP should be amended to limit the benefit payable under the 2005 SERP with respect to a participant who has service credited under the Comprehensive Retirement Program of the Financial Institutions Retirement Fund (the “Retirement Plan”) other than as an employee of the Bank and has also determined that to eliminate administrative complexity and to approximate the result of calculating the benefit that would be payable under the Retirement Plan taking into consideration only the service performed as an employee of the Bank, the benefit otherwise calculated under the 2005 SERP will be multiplied by the ratio of the participant’s service with the Bank to his total service credited under the Retirement Plan; and

WHEREAS, the Board of Directors of the Bank has authorized an amendment to the 2005 SERP as set forth below;

NOW, THEREFORE, pursuant to the power reserved to the Bank under Article VIII of the 2005 SERP, the 2005 SERP is hereby amended, effective January 1, 2008, in the following particulars:

1.	By adding the following paragraph to the end of Sections 3.1 and 3.2:

“Notwithstanding the above, in the case of an employee who becomes a Participant on or after January 1, 2008, and whose Benefit Service under the Retirement Plan includes service earned while the Participant was not an employee of the Bank, the amount, if any, of the Participant Benefit payable under this Plan will equal the net amount resulting from the calculation of (a) less (b) less (c) above multiplied by the Participant’s years and months of Benefit Service (as defined in the Retirement Plan) with the Bank divided by his years and months of Benefit Service under the Retirement Plan, adjusted as provided in (d) above. There will be no adjustment made to a Participant’s Vesting Service (as defined in the Retirement Plan) for purposes of this Plan. In addition, if such Participant’s Retirement Allowance (as defined in and payable under the Retirement Plan) is limited due to the application of one of the interest rates specified in Code Section 415(b)(2)(E)(ii)(I) or (II), the amount payable under this Plan with respect to such limitation will be the difference between the amount that would have been payable under the Retirement Plan without regard to such limitation and the amount that is payable under the Retirement Plan taking into consideration such limitation multiplied by the Participant’s years and months of Benefit Service with the Bank divided by his years and months of Benefit Service under the Retirement Plan.”

2.	By adding a new Section 3.4 to read as follows:

“Section 3.4. Long Term Incentive Plan Awards. Any compensation received by a Participant as payment of an award under the Federal Home Loan Bank of Indianapolis 2008 Long Term Incentive Plan shall not be considered when determining the Participant Benefit under the Plan.”

3.	By adding a new Section 3.5 to read as follows:

“Section 3.5. Effect of Reduced Benefits Under Retirement Plan. A Participant Benefit under this Plan shall be determined by reference to the terms of the Retirement Plan applicable to the particular Participant, even if the terms of the Retirement Plan may be different as applied to other Plan Participants.”

IN WITNESS WHEREOF, the Federal Home Loan Bank of Indianapolis has caused this First Amendment to be executed on its behalf by its duly authorized officers this 22 day of May, 2008, but effective as of January 1, 2008.

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By:	/s/ Paul C. Clabuesch
Paul C. Clabuesch, Chairman

By:	/s/ Charles L. Crow
Charles L. Crow, Vice Chairman

ATTEST:

/s/ Jonathan R. West
Jonathan R. West, Senior Vice President and General Counsel

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